UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/20/2010

LRAD Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24248

Delaware	87-0361799
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

15378 Avenue of Science, Ste 100,
San Diego, California 92128
(Address of principal executive offices, including zip code)

858-676-1112
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On August 20, 2010, LRAD Corporation (the "Company") entered into a first amendment to its sublease agreement with Anacomp, Inc. for its corporate headquarters located at 15378 Avenue of Science, San Diego, California 92128. The lease amendment reduces the monthly base rent amount commencing on August 1, 2010 from $29,622.50 to $17,773.50. In addition, the amendment extends the term of the sublease by one year. The sublease, originally scheduled to expire on May 31, 2011, will now expire on May 31, 2012. All other terms and conditions remain unchanged. The total leased premises equal approximately 23,698 square feet.

Item 8.01.    Other Events

On August 26, 2010, the Company announced that its Board of Directors had set the stockholder of record and distribution dates in connection with the spin-off of its wholly owned subsidiary, Parametric Sound Corporation. Stockholders of record of the Company as of 5:00 p.m., California time, on September 10, 2010 will receive on September 27, 2010 a pro rata dividend of one share of Parametric Sound Corporation common stock for every two shares of the Company's common stock owned on the record date. Fractional shares will be rounded up to the next whole share.

The press release is being filed herewith as Exhibit 99.1 and the information contained therein is incorporated herein by reference into Item 8.01 of this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(a)        The following exhibits are filed with this report:
Exhibit
Number                Description
99.1        The Company's press release, dated August 26, 2010.
99.2        First amendment to corporate headquarters sublease

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LRAD Corporation

Date: August 26, 2010	By:	/s/ Katherine H. McDermott
Katherine H. McDermott
CFO

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Company's press release, dated August 26, 2010
EX-99.2	First amendment to corporate headquarters sublease